Bank of America

Bank of America, N.A.
900 West Trade Street, Ste. 650
Charlotte, NC NC1-026-06-01
www.bankofamerica.com

ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE

RE:
Morgan Stanley Capital I Inc.
Commercial Mortgage Pass Through Certificates
Series 2012-C5

Terms capitalized but not defined shall have the meanings assigned in the related Pooling and
Servicing Agreement.

In connection with the above referenced transaction, the undersigned officer, on behalf of Bank of
America, N.A., hereby certifies that (i) a review of the activities undertaken during the year ending
December 31, 2013, and of the performance under the related Pooling and Servicing Agreement has been made under my supervision, and (ii) to the best of my knowledge, based on such review, Bank of America, N.A. has fulfilled all of its obligations under the related Pooling and Servicing
Agreement in all material respects throughout such year.

Notwithstanding the foregoing, I note that Bank of America, N.A. is no longer a servicer for the referenced transaction, having transferred the servicing rights for such transaction to Key Bank on June 24, 2013 (the "Transfer Date"). The certification above is limited to the activities and performance of Bank of America, N.A. prior to the Transfer Date.

BANK OF AMERICA, N.A.

/s/ Robert H. Cox
Robert H. Cox,
Director